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                                                 ITEM 14, 3. - EXHIBITS, (10)(b)


                                 FIFTH ADDENDUM


                 THIS FIFTH ADDENDUM, made and entered into this 21st day of November, 1994, by and between PNC BANK, KENTUCKY, INC. (formerly Citizens Fidelity Bank and Trust Company) ("PNC" or "Bank"), a banking corporation organized under the laws of the Commonwealth of Kentucky, 500 West Jefferson Street, Louisville, Kentucky 40202; and FLORAFAX INTERNATIONAL, INC. ("Florafax"), a corporation organized under the laws of the State of Delaware, 4175 South Memorial Drive, Tulsa, Oklahoma 74145, as a Fifth Addendum to that certain Agreement by and between PNC and Florafax made and entered into on the 3rd day of December, 1992 ("Agreement"), that certain Addendum by and between PNC and Florafax made and entered into on the 15th day of January, 1993 ("Addendum"), that certain Second Addendum by and between PNC and Florafax made and entered into on the 3rd day of July, 1993 ("Second Addendum"), that certain Third Addendum by and between PNC and Florafax made and entered into on the 15th day of November, 1993 ("Third Addendum"), and that certain Fourth Addendum by and between PNC and Florafax made and entered into on the 15th day of February, 1994 ("Fourth Addendum") (collectively, the Agreement, the Addendum, the Second Addendum, the Third Addendum, the Fourth Addendum and the Fifth Addendum constitute the "Agreements").

                 In consideration of PNC agreeing to extend the termination date of the ISO Agreement and the Merchant Agreement with Florafax and extending the period in which PNC provides an extension of credit to Florafax to cover overdrafts as provided in the Agreement, Addendum, Second Addendum, Third Addendum and Fourth Addendum, Florafax and PNC agree as follows:

                 1. Florafax reaffirms each of its obligations, duties, liabilities and responsibilities to PNC under the terms and provisions of the ISO Agreement, the Merchant Agreement, the Agreement, the Addendum, the Second Addendum, the Third Addendum and the Fourth Addendum. Florafax acknowledges and agrees that PNC is not in default under any of the terms and provisions of the Merchant Agreement, the ISO Agreement, the Agreement, the Addendum, the Second Addendum, the Third Addendum or the Fourth Addendum.

                 2. Florafax and PNC agree that the ISO Agreement, Merchant Agreement, Agreement, Addendum, Second Addendum, Third Addendum and Fourth Addendum are amended and modified by the terms hereof to terminate on September 30, 1995, unless the termination date is further modified by the terms and provisions herein, and termination of the Agreements on said date shall proceed in accordance with the provisions for winding down the agreement between the parties as set forth in the ISO Agreement and in the Merchant Agreement.

                 3. The current extension of credit provided to Florafax by PNC, in an amount up to the maximum of One Million Two Hundred Thousand Dollars ($1,200,000), will be continued until November 15,
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1994, and beginning on November 15, 1994, the amount of the extension of credit provided and available to Florafax will be reduced by the amount set forth below until such time as the maximum amount of the extension of credit equals the Five Hundred Thousand Dollars ($500,000) now maintained in the Collateral Fund -

                 November 15, 1994, through March 15, 1995   -  $50,000
                 reduction per month

                 April 15, 1995, through September 15, 1995  -  $75,000
                 reduction per month

The principal amount outstanding on the extension of credit shall continue to bear interest at the current floating rate of interest of one and one-half percent over the Prime Rate, such rate being that rate of interest most recently announced by PNC Bank, Kentucky, Inc., at its main office in Louisville, Kentucky as its "Prime Rate," it being understood that such rate is not necessarily the lowest rate offered by PNC Bank, Kentucky, Inc. to its commercial borrowers.

                 4. The reductions in the extension of credit set forth above in paragraph 3 shall apply and be made regardless of whether Florafax changes merchant processors during the term of the Agreements.

                 5. The merchant processing fee charged to Florafax by PNC shall be increased by five basis points effective November 1, 1994, and Florafax shall pay the increased fee, including all processing charges passed through to PNC by National Bancard Corporation ("NaBANCO") and such other applicable charges under the Agreements.

                 6. Florafax shall be responsible for all costs and expenses incurred by PNC or Florafax to ensure Florafax's compliance with applicable VISA and MasterCard ISO/MSP requirements. Florafax shall pay all such costs and expenses of PNC as billed by PNC.

                 7. Florafax agrees that for voice authorizations beginning on the date set forth herein, it shall pay the increased amounts which follow:

                          A. Florafax shall pay to PNC One Thousand Five Hundred Dollars ($1,500) per month for voice authorizations beginning with the November, 1994 invoice from PNC.

                          B. Florafax shall pay to PNC Four Thousand Dollars ($4,000) per month to reimburse PNC for past due voice authorizations, totalling as of October 31, 1994, $34,476 and





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         shall pay such amount until all billings have been paid in full in accordance with the terms and provisions of the Agreements.

                          C. In the event PNC negotiates the outsourcing of voice authorizations processing for Florafax, Florafax shall convert all Florafax merchants to the selected processor within sixty
         (60) days of notification from PNC. Florafax further agrees that it shall pay all costs necessary to convert to the selected processor and will communicate any changes required to each Florafax merchant. Florafax understands that the costs of voice authorizations from the selected processor will be passed through to Florafax by PNC and Florafax shall pay all such costs as billed.

                 8. Florafax shall pay to PNC as conversion fees the following:

                          A. Florafax shall pay to PNC Two Thousand Dollars ($2,000) per month beginning November 1, 1994, to reimburse PNC for the conversion fee paid by PNC to NaBANCO and the payment required hereunder shall continue until such time as the conversion fee paid by PNC to NaBANCO has been reimbursed in full.

                          B. Florafax shall pay any deconversion fees charged to PNC by NaBANCO should Florafax find another credit card processor. Florafax shall pay all deconversion fees as billed by PNC.

                 9. A default on or a breach by Florafax of any covenant, representation or obligation under this Fifth Addendum or any of the Agreements, shall be considered a default and breach under the Agreements, triggering all action which PNC may take under such documents, including terminating this Fifth Addendum at PNC's discretion.

                 10. PNC and Florafax agree that neither the terms and provisions of this Fifth Addendum nor those in the Fourth Addendum, the Third Addendum, the Second Addendum, the Addendum or the Agreement shall in any way negate the obligation, duties and responsibilities of any party to the Merchant Agreement and ISO Agreement, except that the Merchant Agreement and ISO Agreement shall terminate on September 1, 1995, or as stated herein, and such termination shall proceed in accordance with the provisions for winding down of the agreement between the parties as set forth in the ISO Agreement and in the Merchant Agreement.

                 11. Florafax agrees that the funds deposited and held in the Collateral Fund are being provided to and held by PNC as





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collateral for the extension of credit by PNC, and PNC may exercise rights of recovery against such fund in the event of a default by Florafax under the ISO Agreement, the Merchant Agreement, the Agreement, the Addendum, the Second Addendum, the Third Addendum, the Fourth Addendum, this Fifth Addendum, the Credit Card Processing Agreement by and between Florafax and SCI Funeral Services, Inc., made and entered into effective the 8th day of March, 1993, or the Agreement by and between Florafax, PNC, SCI Funeral Services, Inc. and Service Corporation International, entered into to be effective March 8, 1993.

                 12. During the term of the Agreements as set forth herein if the extension of credit terminates by its own terms or is terminated by PNC due to a breach or violation of the Agreements by Florafax, PNC shall be entitled to retain and hold up to Two Hundred Twenty-five Thousand Dollars ($225,000) of the amounts on deposit in the Collateral Fund as security funds for chargebacks and other liabilities pursuant to the terms and provisions of the ISO Agreement.

                 13.      The amount of security funds required pursuant to
Section 9(1) of the ISO Agreement under the terms and conditions stated therein shall be Two Hundred Twenty-five Thousand Dollars ($225,000) at the time the ISO Agreement is terminated and Florafax shall deposit, at that time the additional amount needed to bring the total amount of security funds to be held by PNC, including the Collateral Fund, to Two Hundred Twenty-five Thousand Dollars ($225,000).

                 14. Notwithstanding the provisions of paragraphs 12 and 13 above, Florafax shall maintain in the Collateral Fund during the terms of the Agreements not less than Five Hundred Thousand Dollars ($500,000) and on termination of the Agreements shall maintain in the Collateral Fund to be used as security funds under the ISO Agreement Two Hundred Twenty-five Thousand Dollars ($225,000).

                 15. The parties agree that the terms and provisions of the ISO Agreement, Merchant Agreement, Agreement, Addendum, Second Addendum, Third Addendum and Fourth Addendum not modified by the provisions of the Fifth Addendum shall remain in full force and effect for the term stated herein.

                 16. Terms not defined in this Fifth Addendum shall have the meanings assigned to them in the Agreement, the Addendum, the Second Addendum, the Third Addendum and the Fourth Addendum.

                 17. This Fifth Addendum shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.





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                 IN WITNESS WHEREOF, the parties by their duly authorized
officers, have executed and delivered this Fifth Addendum the day and year first above written.

                           PNC BANK, KENTUCKY, INC.


                           By: /s/ ?
                              --------------------------------------------
                               Authorized Officer
                               Executive Vice President


                           FLORAFAX INTERNATIONAL, INC.


                           By: /s/ Andrew W. Williams
                              --------------------------------------------
                               Andrew W. Williams
                               Chairman





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